                                                                    Exhibit 9(a)
                                                                    ------------


                              THE BENCHMARK FUNDS

                             REVISED AND RESTATED

                           TRANSFER AGENCY AGREEMENT


          AGREEMENT made as of this 8th day of January, 1993 by and between The Benchmark Funds, a Massachusetts business trust (the "Trust"), and The Northern Trust Company, an Illinois state bank ("Northern").

                                  WITNESSETH
                                  ----------

          WHEREAS, the Trust is an open-end, management investment company registered under the Investment Company Act of 1940 (the "1940 Act"); and

          WHEREAS, the Trust is empowered to issue units of beneficial interest ("Units") in separate series ("Series"), each such Series, pursuant to Section 18(f)(2) of the 1940 Act, being preferred over all other Series in respect of the assets specifically allocated to such Series;

          WHEREAS, the Trust presently intends to offer fourteen Series, known as the Diversified Assets Portfolio, Government Portfolio, Government Select Portfolio, Tax-Exempt Portfolio, California Municipal Portfolio, Short Duration Portfolio, Equity Index Portfolio, Small Company Index Portfolio, Diversified Growth Portfolio, Focused Growth Portfolio, U.S. Treasury Index Portfolio, U.S. Government Securities Portfolio, Short-Intermediate Bond Portfolio and Bond Portfolio (the "Current Portfolios"), but may create additional Series from time to time;

          WHEREAS, the Trust is also empowered to classify or reclassify any unissued Units of a Series into one or more Subseries (referred to herein collectively as "Classes" and individually as "Class") of Units in each such Series, each Unit of a Class representing an equal proportionate interest in that Class of the Series;

          WHEREAS, the Trust presently intends to offer four Classes of Units, currently known as Class A, Class B, Class C and Class D, in the Equity Index Portfolio, Small Company Index Portfolio, Diversified Growth Portfolio, Focused Growth Portfolio, U.S. Treasury Index Portfolio, U.S. Government Securities Portfolio, Short-Intermediate Bond Portfolio and Bond Portfolio (the "Non-Money Market Portfolios"), but may create additional Classes from time to time;

          WHEREAS, Class A, Class B, Class C and Class D Units are currently intended to be offered to Northern, its affiliates and other institutions and organizations (the "Institutions")
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acting on behalf of their customers, clients, employees and others (the
"Customers"), and other investors (the "Investors"), the level of administrative support services and transfer agency services required by an Institution and its Customers and Investors generally determining whether they purchase Units of Class A, B, C or D; and

          WHEREAS, the Trust desires to retain Northern to render the transfer agency and other services contemplated hereby with respect to each Series of Units and Class within each Series and the record and/or beneficial owners thereof ("Unitholders") and Northern is willing to render such services;

          NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

          1. Appointment. The Trust hereby appoints Northern to provide the transfer agency and other services contemplated hereby with respect to each Series and Class of Units and the Unitholders for the periods and on the terms herein set forth. Northern accepts such appointment and agrees to render such transfer agency and other services for the compensation herein provided. Notwithstanding the foregoing, the Trust agrees that during the term of this Agreement it will not establish any Series of Units other than the Current Portfolios or any Class within a Series of Units other than Class A, B, C and D without the consent of Northern.

          2. Duties of Northern Generally.

             a. Northern will act as transfer agent with respect to each Series of Units, serve as servicing agent for the beneficial owners of the Series known as Diversified Assets Portfolio, Government Portfolio, Tax-Exempt Portfolio, California Municipal Portfolio and Short Duration Portfolio (the "Money Market Portfolios") thereof, provide information in connection with the preparation by the Trust of various regulatory reports and prepare reports to the Trustees and management.

             b. With respect to the Money Market Portfolios, Northern, subject to paragraph 4, shall:

               (i) answer customer inquiries regarding the current yield of, and certain other matters (e.g., account status information) pertaining to, the Trust;

               (ii) process purchase and redemption transactions, including transactions generated by any service provided outside of this Agreement by Northern, its affiliates or correspondent banks whereby customer account cash balances are automatically invested in Units, and the disbursement of the proceeds of redemptions, all on a timely basis and as described in the Trust's then current Prospectus and Statement of Additional Information (the "Current Prospectus") and this Agreement;

               (iii) establish and maintain separate omnibus accounts with respect to Unitholders investing through Northern and any of its affiliates and correspondent banks, act as transfer agent with respect to each such account, and perform subaccounting services with respect to each such account, all as more fully described or referred to in paragraph 3;

               (iv) provide periodic statements to each Unitholder showing account balances and all transactions since the last statement, all on a timely basis and as described in the Current Prospectus and this Agreement;

               (v)    mail reports and proxy materials to Unitholders; and

               (vi) make arrangements for such office space, equipment, telephone facilities and personnel as may be necessary or desirable for performance of its services hereunder.

             c. With respect to Units of the Non-Money Market Portfolios held by Institutions for their Customers, Northern shall perform some or all of the following services:

               (i) establish and maintain an omnibus account in the name of each Institution;

               (ii) process purchase orders and redemption requests from an Institution, furnish confirmations and disburse redemption proceeds;

               (iii)  act as the income disbursing agent of
                      the Trust;

               (iv)   answer inquiries from Institutions;

               (v) provide periodic statements of account to each Institution;

               (vi) process and record the issuance and redemption of Units in accordance with Instructions from the Trust or its Administrator;

               (vii) if required by law, prepare and forward to Institution's unitholders communications (such as proxy statements and proxies, annual and semi-annual financial statements, and dividend, distribution and tax notices);

               (viii) preserve all records; and

               (ix)   furnish necessary office space, facilities and personnel.


             d. With respect to the Units of the Non-Money Market Portfolios held by Investors, Northern shall perform some or all of the following services:

               (i) establish and maintain a separate account in the name of each Investor;

               (ii) process purchase orders and redemption requests, and furnish confirmations in accordance with applicable law;

               (iii)  disburse redemption proceeds;

               (iv) process and record the issuance and redemption of Units in accordance with instructions from the Trust or its Administrator;

               (v) act as income disbursing agent of the Trust in accordance with the terms of the prospectus and Instructions from the Trust or its Administrator;

               (vi)   provide periodic statements of account;

               (vii)  answer inquiries (including requests

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                      for prospectuses and Statements of Additional Information, and assistance in the completion of new account applications) from Investors and respond to all requests for information regarding the Trust (such as current price, recent performance, yield, etc.) and questions relating to accounts of Investors (such as possible errors in statements, transactions, etc);

               (viii) respond to and seek to resolve all complaints of Investors with respect to the Trust or their account;

               (ix) furnish proxy statements and proxies, annual and semi-annual financial statements, and dividend, distribution and tax notices to Investors;

               (x)    furnish the Trust all pertinent Blue Sky information;

               (xi)   perform all required tax withholding;

               (xii)  preserve records; and

               (xiii) furnish necessary office space, facilities and personnel.

             e. Northern shall render to the Trust and its Administrator such periodic and special reports as either of them may reasonably request.

          3. Processing, Transfer Agency and Subaccounting Duties. With respect to the Money Market Portfolios:

             a. Northern shall process and record the issuance of Units in accordance with Instructions from the Trust or its Administrator.

             b. Northern shall process and record the redemption of Units in accordance with Instructions from the Trust or its Administrator.

             c. Northern shall, as income disbursing agent for the Trust and in accordance with Instructions, if any, from the Trust or its Administrator and the Current Prospectus, prepare and mail or credit income and capital gain dividends or distributions on the Units to each of the Unitholders at the time and in the manner contemplated by the Current Prospectus.

             d. Northern shall maintain individual account records with respect to each Unitholder and the related omnibus account, if any, in accordance with Instructions from the Trust or its Administrator. Northern shall maintain all records relating to its activities and obligations under this Agreement in such manner as will enable the Trust and Northern to meet their respective obligations under: (i) the Current Prospectus; (ii) the 1940 Act, particularly Sections 30 and 31 thereof, and the rules and regulations thereunder; (iii) applicable Federal and state tax laws; and (iv) any other law or administrative rule or procedure which may be applicable to the Trust or Northern. Northern shall preserve all records and other data created and maintained pursuant to this Agreement in accordance with Instructions from the Trust or its Administrator.

             e. Northern shall furnish to the Trust and its Administrator: (i) information as to the Units distributed to and redeemed by the Unitholders in each state or other jurisdiction for "Blue Sky" purposes, as determined in accordance with Instructions delivered from time to time by the Trust or its Administrator and (ii) other information and statistical data as may be requested and at such times as specified in Instructions, if any, from the Trust or its Administrator.

             f. Northern shall be responsible for carrying out all tax withholding and related remittance obligations applicable to dividends and distributions on the Units. Northern shall prepare and file with the Internal Revenue Service and with the appropriate state agencies, and mail to the Unitholders, such returns for reporting, and information as to the Federal income tax consequences of, dividends and distributions paid, credited or withheld as are required on the part of the Trust, Northern, its affiliates or correspondent banks by the Current Prospectus or applicable law or regulation to be so filed and mailed. Without limiting the generality of the foregoing, such returns and information shall be prepared in conformity with such Instructions, if any, from the Trust or its Administrator as may be given to Northern from time to time.

             g. Northern shall promptly inform the Trust and its Administrator of all written complaints received by Northern from Unitholders relating to the maintenance of their accounts. Northern shall promptly answer such complaints or other correspondence from the Unitholders relating to the maintenance of their accounts, as well as similar correspondence directed by the Trust or its Administrator to Northern's attention, all as the Trust or its Administrator shall request. Northern shall provide the Trust and its Administrator on a timely basis with information in this regard in accordance with Instructions from the Trust or its Administrator.

             h. Northern shall receive, examine and tabulate

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returned proxies and certify the vote to the Trust, all as and to the extent requested by the Trust.

          4. Affiliates and Correspondent Banks. It is understood that Units of the Money Market Portfolios may be offered to customers of affiliates or correspondent banks of Northern, that such banks may maintain omnibus accounts at Northern and that, in such event, such affiliates or correspondent banks may perform for Northern some or all of the services which Northern has undertaken to perform under this Agreement. It also is understood that Northern may retain Goldman, Sachs & Co. to determine, based on information provided by Northern, the amounts in the accounts of Northern's demand deposit account customers that are to be automatically invested in Units and to maintain certain subaccounting records with respect thereto. Notwithstanding the fact that such services may actually be performed by such affiliates, correspondent banks or Goldman, Sachs & Co.:

             a. Northern shall remain responsible on a primary basis to the Trust for the timely and proper performance of such services in accordance with the terms of this Agreement and for compliance with all provisions of, and the accuracy of all representations and warranties contained in, this Agreement which, as to such services, would be applicable to such affiliates, correspondent banks or Goldman, Sachs & Co. if they were included within the term "Northern" hereunder.

             b. For purposes of administering (including giving Instructions and notices and making requests and fee payments) and enforcing this Agreement, the Trust shall be entitled (but not obligated) to deal solely with Northern.

             c. To the extent that a correspondent bank shall perform for Northern services which Northern has undertaken to perform hereunder, Northern shall enter into a written agreement with such correspondent bank. Such agreement shall provide, among other things, for: (i) accurate reporting by means of a certificate of the number of subaccounts for which a fee is due and
(ii) the right on the part of the Trust to recover any excess payments. Northern shall be entitled to rely on the accuracy of such certificates, provided that its reliance is reasonable.

          5. Expenses. During the term of this Agreement, Northern will pay all expenses incurred by it in connection with the performance of its duties under this Agreement.

          6. Compensation With Respect to Money Market Portfolios.


             a. For the services provided and the expenses assumed by Northern pursuant to this Agreement with respect to

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the Money Market Portfolios, the Trust will pay to Northern as full compensation therefor a fee at the rate of $18.00 per annum for each Unitholder subaccount that is either (i) maintained by Northern or its affiliates or (ii) maintained by a correspondent bank of Northern and as to which Northern pays such correspondent $18.00 per annum. Such fee shall be computed and paid monthly. The fee with respect to a given month shall be computed by multiplying one-twelfth of the annual fee by the number of such subaccounts as to which a purchase or redemption of Units transaction occurred during, or which contained a Unit balance at the end of, such month.

             b. Effective April 30, 1993 and effective each April 30 thereafter during the term of this Agreement the fee of $18.00 per annum referred to in paragraph (a) above shall be adjusted by multiplying such fee by a fraction the denominator of which is the Base Index Number and the numerator of which is the Corresponding Index Number; provided, however that (i) in no event shall such fee be less than $18.00 per annum and (ii) Northern shall have the right to permanently or temporarily waive all or any portion of the increase in its fee resulting from such adjustment. For purposes of this paragraph (b):

             (A) "Index" means the Consumer Price Index for All Urban Consumers, 1967 = 100, published by the Bureau of Labor Statistics of the United States Department of Labor;

             (B) "Base Index Number" means the index number designated in the Index for "All Items" for the United States City Average for the month of December, 1982, which is acknowledged by the parties as being 292.4;

             (C) "Corresponding Index Number" with respect to a March 1 adjustment means the index number designated in the Index for "All Items" for the United States City Average for the month of December immediately preceding such March 1; and

             (D) If the publication of the Index shall be discontinued so that the fee applicable to a year commencing March 1 during the term of this Agreement cannot be computed in accordance with the foregoing provisions, then the fee for such year shall be determined on the basis of comparable statistics reflecting changes in the urban cost of living in the United States, as computed and published by an agency of the United States or by a responsible financial periodical of recognized authority with such revisions in the method of computation provided for in this

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             paragraph (b) as the circumstances may require in order to provide an inflation adjustment to such fee.

          7. Compensation With Respect to Non-Money Market Portfolios. For the services provided and the expenses assumed by Northern pursuant to this Agreement with respect to the Non-Money Market Portfolios, the Trust will pay to Northern as full compensation therefore a fee payable monthly at an annual rate of .01%, .05%, .10% and .15% of the average daily net asset value of each Portfolio's Class A, B, C and D Units, respectively.

          8. Duration and Termination. Insofar as the holders of Units representing the interests in the Series known as the Current Portfolios are affected by this Agreement, it shall continue, unless sooner terminated as provided herein, until April 30, 1994, and, insofar as the holders of Units representing the interests in each of the other Series are affected by this Agreement, it shall continue until April 30 of the year following the year in which the Series commences investment operations, and as to each Series thereafter shall continue automatically for periods of one year so long as each such latter continuance is approved at least annually (a) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined by the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust; provided, however, that this Agreement may be terminated by the Trust at any time with respect to any Class of Units, without the payment of any penalty, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding Units (as so defined) of such Class on 60 days' written notice to Northern, or by Northern at any time, without the payment of any penalty, on 60 days' written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment (as defined by the 1940 Act).

          9. Amendment of Agreement. This Agreement may be amended by mutual consent, but the consent of the Trust must be approved by vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party.

          10. Interpretative and Additional Provisions. In connection with the operation of this Agreement, Northern and the Trust may agree from time to time, by written Instrument signed by both parties, on such provisions interpretative of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement, provided that no such interpretative or additional provisions shall contravene any applicable Federal or State laws or regulations, or any provision of the Trust's Agreement and

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Declaration of Trust or By-laws, as the same may from time to time be amended.
No interpretative or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

          11. Instructions.

             a. Northern shall be deemed to have received Instructions (as that term is used herein) upon receipt of written instructions (including receipt by facsimile), which may be continuing instructions, signed by not less than two of the persons the Trustees shall have from time to time authorized to give the particular class of Instructions in question. Different persons may be authorized to give Instructions for different purposes, and Instructions may be general or specific in terms. A certified copy of a by-law, resolution or action of the Trustees of the Trust may be received and accepted by Northern as conclusive evidence of the authority of any such persons to act and may be considered to be in full force and effect until receipt of written notice (or oral notice followed by written confirmation within seven days) to the contrary.

             b. One or more designated persons may be authorized to issue oral (such term as used herein including, without limitation, telephoned) instructions, specifying the type or types of instructions that may be so issued, in which case the Trust shall deliver to Northern resolutions of the Trustees to such effect. Two or more of the persons designated by the Trustees to give oral instructions shall promptly confirm such oral instructions in writing to Northern. Such instructions when given in accordance with the provisions hereof and with such resolutions shall be deemed Instructions hereunder. In the case of conflict between oral Instructions given by a person designated in the resolution of the Trustees referred to in the first sentence of this subparagraph (b) and any written Instructions, the Instructions most recently received by Northern shall prevail following such receipt, and in case of conflict between oral Instructions given by a person designated in such resolution and any written confirmation or purported confirmation of oral Instructions, such written confirmation or purported confirmation shall prevail following receipt thereof by Northern; provided that any transaction initiated by Northern pursuant to such oral Instructions, may, but need not, be completed by Northern notwithstanding Northern's receipt of conflicting subsequent Instructions hereunder or written confirmation or purported confirmation of oral Instructions hereunder subsequent to Northern's initiation of such transaction.

          12. Audit, Inspection and Visitation. In addition to its other duties hereunder, Northern shall cooperate with the Trust and the Trust's independent public accountants in connection with (a) the preparation of reports to the

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Unitholders, to the Securities and Exchange Commission (the "Commission")
(including all required periodic and other reports), to state securities commissioners and to others, (b) annual and other audits of the books and records of the Trust, and (c) other matters of a like nature. Northern shall make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit, inspection and copying by the Trust, its Administrator, the Trust's independent public accountants, or any other person retained by the Trust or its Administrator, or by agents of the Commission. Upon reasonable notice by the Trust or its Administrator, Northern shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by any of the persons referred to in the preceding sentence.

          13. Opinion and Reports of Trust's Independent Accountants.

             a. Northern shall take all reasonable action, as the Trust may from time to time request, to obtain from year to year favorable opinions from the Trust's independent accountants in connection with the preparation of the Trust's Form N-1A and Form N-SAR or other reports to the Commission and with respect to any other requirements of the Commission.

             b. Northern shall provide the Trust or its Administrator, at such times as the Trust or its Administrator may reasonably require, with reports by independent public accountants on the accounting system and internal accounting controls relating to the services provided by Northern under this Agreement. Such reports shall be of sufficient scope and in sufficient detail, as may reasonably be required by the Trust, its Administrator or its independent public accountants, to provide reasonable assurance that any material weaknesses with respect to such accounting system and such internal accounting controls would be disclosed by such examination, and, if there are no such weaknesses, shall so state.

          14. Systems. Northern represents that it has, and it agrees to maintain, sufficient systems capability to perform its obligations under this Agreement and the Current Prospectus.

          15. Security. Northern represents and warrants that the various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause the Trust's records and other data and Northern's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder.

          16. Status of Northern as Independent Contractor. Northern shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trustees of the Trust or its Administrator, respectively, from time to time, have no authority to act for or represent the Trust or the Administrator in any way or otherwise be deemed an agent of the Trust or its Administrator. The services of Northern hereunder are not deemed exclusive and Northern shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

          17. Unitholder Liability. This Agreement is executed by or on behalf of the Trust and the obligations hereunder are not binding upon any of the Trustees, Officers or holders of Units of the Trust individually but are binding only upon the Trust and its assets and property. All obligations of the Trust under this Agreement shall apply only on a Class by Class basis, and the assets of one Class shall not be liable for the obligations of another Class.

          18. Notices. Without limiting the other provisions hereof, notices and other writings delivered or mailed postage prepaid to the Trust or the Administrator, 4900 Sears Tower, Chicago, Illinois 60606, Attention: Shareholder Services, or to The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60675, Attention: Fund Accounting, Canal Center, or to such other address as the Trust, the Administrator or Northern may hereafter specify by written notice to the most recent address specified by the party to whom such notice is addressed, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

          19. Miscellaneous. The Trust's Declaration of Trust as amended is on file with the Secretary of the Commonwealth of Massachusetts. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time. This Agreement shall be construed in accordance with the laws of the State of Illinois (except as to paragraph 17 hereof which shall be construed in accordance with the laws of the Commonwealth of Massachusetts) and, subject to the other provisions hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

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          IN WITNESS WHEREOF, the parties have caused this instrument to be executed as of the day and year first above written.


ATTEST:                                THE BENCHMARK FUNDS


                                       By [Signature Illegible]
----------------------------              -------------------------------

                                       As its President
                                              ---------------------------


ATTEST:                                THE NORTHERN TRUST COMPANY


                                       By [Signature Illegible]
----------------------------              -------------------------------

                                       As its Vice President
                                              ---------------------------